CMC FUND TRUST

AMENDMENT NO. 4
TO
RESTATED DECLARATION OF TRUST


	The undersigned officer of CMC Fund Trust (the
"Trust") certifies that the following amendment to the Restated Declaration of Trust dated October 13,
1993 of the Trust was duly adopted by the Trustees of the Trust effective July 28, 2000.

	1.  Section 3.06 is amended to add a new
Section 3.06.6-9 to read in its entirety as follows:

"3.06-9 Subject to the relative rights and preferences and other terms of this Declaration of Trust, the Trustees authorize the establishment of the seventh
Series to be designated as follows:  CMC Small/Mid Cap
Fund."


Dated:	July 28, 2000



	JEFF B. CURTIS
	President












c:\temp\exhibit a5.doc